EXHIBIT 10.14


                                                           (DATE)



               * * * INCENTIVE STOCK OPTION AGREEMENT * * *
                       * * *AWARD AGREEMENT * * *


PERSONAL AND CONFIDENTIAL



Dear :

I am pleased to confirm that, pursuant to the terms and provisions of the Trion, Inc. 1995 Incentive Stock Option Plan (the "1995 Plan"), the Board of Directors has granted you an incentive stock option as defined in the Plan. This option is intended to be an "incentive stock option" under Section 422A of the Internal Revenue Code.

This agreement between you and Trion, Inc., entered into and effective (DATE), is subject to all the terms and conditions set forth in the "1995 Plan", a reference copy of which is enclosed.

With respect to Article VI of the 1995 Plan (Options):

     6.01(a) - Your option right is for _____ shares of Trion, Inc. common stock;

     6.01(b) - The fair market value as quoted by NASDAQ at the close of trading on (DATE), was $X,XXX per share;

     6.03(a) - The term of this option is XXX years from (DATE);

     6.03(a) - This option may be exercised only (indicate vesting schedule).

     6.04(b) - Payment for shares will be due (indicate method of payment);
and

By the execution of this Agreement and the acceptance of the stock option hereby granted, you agree that you have none of the rights or privileges of a shareholder of the Company in respect of any of the shares issuable under the stock option, and will not acquire the status of a shareholder of the Company or any rights or privileges as such unless and until certificates representing such shares shall have been issued and delivered to you.

The grant and exercise of rights hereunder and the obligation of the Company to sell and deliver shares under the stock option hereby granted shall be subject to all applicable laws, rules and regulations and to such approvals by governmental agencies as may be required.

This agreement is delivered to you in two counterparts. Kindly complete the acceptance in the space below provided in both of such counterparts, retain one for your file, and return the other to me, whereupon this letter shall constitute an Incentive Stock Option Agreement between you and the Company all on the terms above provided, and shall be binding upon and inure to the benefit of any successor or successors of the Company and your personal representatives.

Very truly yours,

TRION, INC.



Steven L. Schneider
President and Chief Executive Officer

SLS/gh
Enclosures:  copy of Trion, Inc. 1995 Incentive Stock Option Plan;
             copy of Trion, Inc. 1995 Stock Incentive Plan Information For
              Participants

ACCEPTED AND AGREED ON

This _____ day of _______________, 199___


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